EXHIBIT 11
                               SEQUA CORPORATION

            CALCULATION OF PRIMARY AND FULLY DILUTED LOSS PER SHARE
                                                             For the Three Months
                                                               Ended March 31,
                                                               1994      1993
Primary
  Loss
     Loss before extraordinary loss                          $(1,458)  $(3,495)
     Preferred stock dividend requirements                      (791)     (791)
     Loss applicable to common shareholders
        before extraordinary loss                             (2,249)   (4,286)
     Extraordinary loss on early retirement of debt           (1,083)     -
     Net loss applicable to common shareholders              $(3,332)  $(4,286)

  Shares
     Common and common equivalent shares                       9,655     9,655

  Primary loss per common share
     Loss before extraordinary loss                          $  (.23)  $  (.44)
     Extraordinary loss on early retirement of debt             (.11)      -
     Net loss                                                $  (.34)  $  (.44)


*Fully Diluted
  Loss
     Loss before extraordinary loss                          $(1,458)  $(3,495)
     Extraordinary loss on early retirement of debt           (1,083)     -
     Net loss                                                $(2,541)  $(3,495)

  Shares
     Common and common equivalent shares                      10,493    10,493

  Fully diluted loss per common share
     Net loss from continuing operations
        before extraordinary loss                            $  (.14)  $  (.33)
     Extraordinary loss on early retirement of debt             (.10)      -
     Net loss                                                $  (.24)  $  (.33)


Shares
     Weighted average common shares outstanding                9,655     9,655
     Preferred stock assumed to be converted                     838       838
     Common and common equivalent shares                      10,493    10,493

(*)The 1994 and 1993 fully diluted loss per share calculations are anti-dilutive; therefore, fully diluted losses per share have not been presented in the Consolidated Statement of Income.
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